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                             EXHIBIT 5



March 12, 1997



To: Persons Purchasing Shares of $1.00 Par Value Common Stock of Frontier Corporation in Secondary Transactions from the Selling Shareowners Pursuant to a Certain Registration
     Statement on Form S-3 dated March 13, 1997


I am the Corporate Vice President - Planning and Legal Services of Frontier Corporation, the registrant pursuant to the above-referenced registration statement. In my opinion, the shares of Common Stock are, and when sold as described in such registration statement will be, legally issued, fully paid and non-assessable shares of Common Stock, par value $1.00, of Frontier Corporation.

I hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-3 of Frontier Corporation referred to above.

Very truly yours,

/s/Martin T. McCue
-------------------------
Martin T. McCue
Corporate Vice President -
Planning and Legal Services